Exhibit 10.9
TARGET CORPORATION
OFFICER EDCP
(2025 PLAN STATEMENT)

Amended and Restated
Effective January 1, 2025

TARGET CORPORATION
OFFICER EDCP
(2025 Plan Statement)
TABLE OF CONTENTS
Section 1 INTRODUCTION; DEFINITIONS    1
1.1    Name of Plan; History    1
1.2    Definitions    2
Section 2 PARTICIPATION AND DEFERRAL ELECTIONS    9
2.1    Eligibility.    10
2.2    Special Rules for Participating Employees    10
2.3    Termination of Participation    10
2.4    Rehires and Transfers.    10
2.5    Effect on Employment.    11
2.6    Condition of Participation.    11
2.7    Deferral Elections    12
2.8    Base Salary Deferrals    12
2.9    Bonus Deferrals    13
2.10    Performance Share Award Deferrals    13
2.11    Cancellation of Deferral Elections.    13
Section 3 CREDITS TO ACCOUNTS    13
3.1    Elective Deferral Credit    14
3.2    Restoration Match Credit.    14
3.3    SPP Benefit Transfer Credits.    15
3.4    ESBP Benefit Transfer Credit    16
3.5    Discretionary Credits    16
Section 4 ADJUSTMENTS OF ACCOUNTS    18
4.1    Establishment of Accounts    18
4.2    Adjustments of Accounts    18
4.3    Investment Adjustment    18
4.4    Enhancement.    19
4.5    Account Adjustments Upon a Change-in-Control
or Plan Termination.     20
Section 5 VESTING    20
5.1    Deferral Credits and Restoration Match Credits.    21
5.2    Discretionary Credits    21
i

5.3    Enhancement.    21
5.4    Failure to Cooperate; Misinformation or Failure to Disclose    22
5.5    Plan Administrator Discretion    22
Section 6 DISTRIBUTION    23
6.1    Distribution Elections    23
6.2    General Rule    23
6.3    Six-Month Suspension for Specified Employees    25
6.4    Distribution on Account of Death; Distribution Following Death    25
6.5    Distribution on Account of Unforeseeable Emergency.    26
6.6    Designation of Beneficiaries.    26
6.7    Facility of Payment.    28
6.8    Tax Withholding    28
6.9    Payments Upon Rehire    28
6.10    Application for Distribution    28
6.11    Acceleration of Distributions    28
6.12    Delay of Distributions    29
Section 7 SOURCE OF PAYMENTS; NATURE OF INTEREST    30
7.1    Source of Payments.    30
7.2    Unfunded Obligation    30
7.3    Establishment of Trust    30
7.4    Spendthrift Provision    30
7.5    Compensation Recovery    31
Section 8 ADOPTION, AMENDMENT AND TERMINATION    32
8.1    Adoption    32
8.2    Amendment.    32
8.3    Termination and Liquidation.    32
Section 9 CLAIM PROCEDURES    34
9.1    Claims Procedure    34
9.2    Rules and Regulations.    35
9.3    Limitations and Exhaustion.    36
Section 10 PLAN ADMINISTRATION    38
10.1    Plan Administration.    38
10.2    Conflict of Interest    38
10.3    Service of Process    39
10.4    Choice of Law    39
10.5    Responsibility for Delegate    39
ii

10.6    Expenses    39
10.7    Errors in Computations    39
10.8    Indemnification    39
10.9    Notice    39
Section 11 CONSTRUCTION    40
11.1    ERISA Status    40
11.2    IRC Status    40
11.3    Rules of Document Construction    40
11.4    References to Laws    40
11.5    Appendices    40

iii

SECTION 1
INTRODUCTION; DEFINITIONS
1.1    Name of Plan; History. This Plan (formerly known as the “Target Corporation SMG Executive Officer Deferred Compensation Plan) is a non-qualified, unfunded plan established for the purpose of allowing a select group of management or highly compensated employees to defer the receipt of income. This Plan was originally adopted effective as of January 1, 1997 and was amended at various times thereafter. Effective April 30, 2002, Participants in this Plan who were members of the Company’s Corporate Operating Committee received credits under this Plan equal to the present value of their benefit under the supplemental pension plans maintained by the Company. Each subsequent April, the Participant receives annual SPP Benefit Transfer Credits equal to the change in value of his or her benefit under the supplemental pension plans. Effective July 31, 2002, this program was extended to include all officers of the Company. Effective April 30, 2002, Participants in this Plan who were members of the Company’s Corporate Operating Committee received credits under this Plan equal to the present value of their benefit under the Company’s ESBP. Each subsequent April, Participants received annual credits equal to the change in value of his or her benefit under the ESBP. Effective October 28, 2005, all officers who had not previously received ESBP Benefit Transfer Credits, received a one-time transfer of the present value of their benefit under the ESBP. As of January 28, 2006, a one-time ESBP credit was made to certain executive committee members and no subsequent ESBP Benefit Transfer Credits were made to those receiving the one-time ESBP credit. From time to time, certain participants in the Target Corporation Deferred Compensation Plan – Senior Management Group (“ODCP”) and the Company negotiated to transfer the economic value of their benefit under ODCP to this Plan. Officers eligible to receive performance share awards granted in the fiscal years ending February 1, 2003 and January 31, 2004 had an opportunity to defer receipt of the value of the earned performance shares into this Plan at the end of the performance period. The performance period for the shares granted in 2003 ended February 3, 2007. The performance period for the shares granted in 2004 ended February 2, 2008. Effective January 1, 2005 (and other effective dates as specifically provided), this Plan was operated in compliance with Code section 409A. Effective January 29, 2006, members of the Company’s executive committee ceased to be eligible to receive enhanced earnings on their account balances. The Plan, which is intended to comply with Code section 409A, was amended and restated effective January 1, 2009. The Plan was amended and restated to incorporate the Company’s recoupment policy effective January 13, 2010. The Plan was amended and restated to reflect Plan administration and amendment changes authorized by the Board on November 10, 2010, to modify the Change in Control definition, and to set forth special provisions that are applicable to certain Participants who transfer to Canada, effective as of June 8, 2011. The Plan was amended and restated to reflect the replacement of the Stable Value Crediting Rate Alternative with the Intermediate-Term Bond Crediting Rate Alternative beginning June 6, 2012, effective as of June 5, 2012. The Plan was amended and restated to revise the method for distributing the final SPP Transfer Credit following a Termination of Employment for amounts accruing on or after January 1, 2014, to clarify the differences between “executive officer” and “member of the executive committee,” and to clarify the timing of certain post-death payments, effective December 1, 2013. The Plan was amended and restated effective January 1, 2014 to freeze that portion of the annual SPP Transfer Credit that arises from a positive accrual under

SPP III after February 3, 2013 solely from treating the Participant as five years older than his or her actual age for purposes of determining the amount of the annual SPP Benefit Transfer Credit. The Plan was amended and restated effective January 1, 2015 (i) to revise the participation rules for Participants who are transferred to Canada on a temporary basis, (ii) to modify the Restoration Match Credit determination to cover Participants who are entitled to differing qualified 401(k) plan matching contribution percentages, (iii) to change the phrase “member of the executive committee” to “executive Officer” each place the phrase appears, and (iv) to define the term executive Officer to mean a Section 16 officer or executive officer as defined under Federal securities laws. The Plan was amended and restated effective April 3, 2016, (i) to provide that the Restoration Match Credit will, under certain circumstances, be credited to a Participant’s Account prior to the end of the Plan Year, effective for Plan Years beginning on or after January 1, 2017, (ii) to delete Appendix B – Participants on Temporary Assignment to Canada because it has ceased to be applicable, (iii) to clarify the definition of executive Officer as being an “executive officer” under Item 401 of Regulation S-K, and (iv) to remove unnecessary language from the recoupment provisions. The Plan was amended and restated effective January 1, 2017 (i) to add a five (5) year vesting requirement for the Restoration Match Credits for Plan Years beginning after December 31, 2016, (ii) to change the Enhancement from a monthly credit to an annual credit with an end of the year employment requirement, and (iii) to take advantage of some additional regulatory flexibility with respect to payments following death. The Plan was amended and restated effective May 1, 2017 to include rules about use of the Company Stock Fund Crediting Rate Alternative after Termination of Employment. The Plan was amended and restated effective January 1, 2021, as provided in this Plan Statement, (i) to include a limitation on the frequency of changes made to the Company Stock Fund Crediting Rate Alternative, and (ii) to make miscellaneous updating changes to the Plan Statement. The Plan was amended and restated effective May 1, 2022, (i) to change the term “executive Officer” to “Leadership Team Member”, (ii) to define the term “Leadership Team Member,” and (iii) to make miscellaneous updating changes to the Plan Statement. The Plan was amended and restated effective January 1, 2023, to provide that the when SPP Transfer Credits to Leadership Team Members are negative, the corresponding debit automatically occurs. The Plan was amended and restated effective January 1, 2025, to provide that the Enhancement may be offered to Leadership Team members who are not executive Officers and to address the Company’s Clawback Policy.
1.2    Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
1.2.1    Account. “Account” means the separate bookkeeping account representing the separate unfunded and unsecured general obligation of the Participating Employers established with respect to each person who is a Participant in this Plan. Within each Participant’s Account, separate subaccounts shall be maintained to the extent the Plan Administrator determines it to be necessary or desirable for the administration of this Plan.
1.2.2    Affiliate. An “Affiliate” is the Company and all persons, with whom the Company would be considered a single employer under Code section 414(b) or 414(c).

1.2.3    Base Salary. “Base Salary” with respect to a Plan Year means Certified Earnings as modified by the rules below:
(a)    the limits imposed by Code section 401(a)(17) will not apply;
(b)    deferrals under Section 2.8 of this Plan are included as Base Salary; and
(c)    Bonus and Signing Bonus amounts are not included as Base Salary.
1.2.4    Beneficiary. “Beneficiary” means an individual (human being), a trust that is a United Sates person within the meaning of the Code, a person that has been recognized as a charitable organization under Code section 170(b), or the Participant’s estate designated in accordance with Section 6.6 to receive all or a part of the Participant’s Account in the event of the Participant’s death prior to full distribution thereof. A person so designated shall not be considered a Beneficiary until the death of the Participant.
1.2.5    Board. “Board” is the Board of Directors of the Company, or such committee of the Board of Directors to which the Board of Directors of the Company has delegated the respective authority.
1.2.6    Bonus. “Bonus” with respect to a Plan Year means that portion of Certified Earnings that is equal to the amount payable under the primary, regular incentive plan of a Participating Employer or other Affiliate that is earned, or intended to be earned, over a period of at least a calendar quarter or fiscal quarter as modified by the rules below:
(a)    the limits imposed by Code section 401(a)(17) will not apply;
(b)    deferrals under Section 2.9 of this Plan are included as Bonus; and
(c)    Signing Bonus amounts are not included as Bonus.
1.2.7    Certified Earnings. “Certified Earnings” has the same meaning as the defined term in the Target 401(k) Plan (determined without regard to the 30-day receipt rule); provided, however, “Certified Earnings” shall not include compensation that is earned for services rendered by a Participant for any period following a Participant’s Termination of Employment.
1.2.8    Change in Control. ”Change-in-Control” means one of the following:
(a)    Individuals who are Continuing Directors cease for any reason to constitute 50% or more of the directors of the Company; or
(b)    30% or more of the outstanding voting power of the Voting Stock of the Company is acquired or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by any Person, other than an entity resulting from a Business Combination in which clauses (x) and (y) of Section 1.2.8(c) apply; or

(c)    the consummation of a merger or consolidation of the Company with or into another entity, a statutory share exchange, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no Person beneficially owns, directly or indirectly, 30% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity); or
(d)    approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.
For purposes of this Section 1.2.8:
“Continuing Director” means an individual (A) who is, as of the Effective Date, a director of the Company, or (B) who becomes a director of the Company after the Effective Date, and whose initial appointment, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors; provided, however, that any individual whose initial assumption of office occurs as a result of either an actual or threatened contested election by any Person (other than the Board of Directors) seeking the election of such nominee in which the number of nominees exceeds the number of directors to be elected shall not be a Continuing Director;
“Person” means any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any affiliate or associate (as defined in Rule 14a-1(a) of the Exchange Act) of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any capital stock of the Company;

“Voting Stock” means all then-outstanding capital stock of the Company entitled to vote generally in the election of directors of the Company: and “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, and the regulations promulgated thereunder.
1.2.9    Code. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued hereunder).
1.2.10     [Intentionally left blank.]
1.2.11    Company. “Company” means Target Corporation, a Minnesota corporation, or any successor thereto.
1.2.12    Company’s Fiscal Year. “Company’s Fiscal Year” means the period commencing on the Sunday that immediately follows the Saturday that is nearest to the last day in January through the Saturday that is nearest to the last day in January in the following year.
1.2.13    Crediting Rate Alternative. “Crediting Rate Alternative” means a hypothetical investment option used for the purpose of measuring income, gains and losses to the Accounts of Participants (as if the Accounts had in fact been so invested). The Crediting Rate Alternatives shall be designated in writing by the Plan Administrator. Reference in this Plan Statement to a specific Crediting Rate Alternative is a reference to the corresponding investment fund available under the Target 401(k) Plan.
1.2.14    Deferral Credit. A “Deferral Credit” is the amount credited to a Participant’s Account pursuant to Section 3.1.
1.2.15    Disabled. A Participant will be “Disabled” if he or she has become entitled to receive disability income benefits under the provisions of the Social Security Act.
1.2.16    Discretionary Credit. A “Discretionary Credit” is the amount credited to a Participant’s Account pursuant to Section 3.5.
1.2.17    Earnings Credit. “Earnings Credit” means the investment adjustment credited to a Participant’s Account pursuant to Section 4.3 or Section 4.5 as applicable.
1.2.18    EDCP. “EDCP” means the Target Corporation EDCP, a non-qualified, unfunded deferred compensation plan maintained by the Company and certain other Affiliates.
1.2.19    Effective Date. The “Effective Date” of this Plan Statement is January 1, 2025, except as otherwise provided.
1.2.20    Eligible Compensation. “Eligible Compensation” means the Base Salary and Bonus that the Participant receives or is entitled to receive from his or her Participating Employer for services rendered.

1.2.21    Employee. An “Employee” is an individual who performs services for a Participating Employer as an employee of the Participating Employer (as classified by the Participating Employer at the time the services are preformed and without regard to any subsequent reclassification) and does not include any individual who is classified an independent contractor.
1.2.22    Enhancement. “Enhancement” means an additional .1667% of investment earnings per month added to the applicable Crediting Rate Alternatives as provided in Section 4.4.
1.2.23    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).
1.2.24    ESBP. “ESBP” means the Target Corporation Post Retirement Executive Survivor Benefit Plan.
1.2.25    ESBP Benefit. “ESBP Benefit” means the actuarial lump sum present value of a Participant’s survivor benefit under the ESBP determined as of a particular determination date under Section 3.4 but without regard to whether the Participant had experienced either an “early retirement” or “normal retirement” under the Target Pension Plan as provided under the ESBP. The present value of such survivor benefit will be determined by the Company in its sole and absolute discretion based on such interest rates, mortality factors and other assumptions deemed appropriate by the Company.
1.2.26    ESBP Benefit Transfer Credits. “ESBP Benefit Transfer Credits” are the initial and annual credits to a Participant’s Account under Section 3.4.
1.2.27    Leadership Team Member. “Leadership Team Member” means each member of the Company’s Leadership Team (or any successor or replacement committee).
1.2.28    Newly Eligible Employee. “Newly Eligible Employee” means an Employee who either (i) was not previously eligible to participate in this Plan or any other non-qualified, deferred compensation plans maintained by a Participating Employer or other Affiliate, (ii) had been paid all amounts previously deferred under all non-qualified, deferred compensation plans maintained by a Participating Employer or other Affiliate and had ceased to be eligible to continue to participate in such plans on or before the date of payment of all amounts due under such plans, or (iii) was not eligible to participate in any non-qualified deferred compensation plans (other than the accrual of earnings) maintained by a Participating Employer or other Affiliate at any time during the 24-month period ending on the date the Employee has again become eligible to participate in the Plan.
1.2.29    Officer. An “Officer” is any Employee who is designated and categorized as an officer of the Company or other Affiliate by the Company’s Chief Executive Officer. An executive Officer is any employee of the Company or other Affiliate who is classified by the

Company as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended.
1.2.30    Participant. A “Participant” is an Employee who becomes a Participant in this Plan in accordance with the provisions of Section 2. An Employee who has become a Participant shall be considered to continue as a Participant in this Plan until the date when the Participant no longer has any Account under this Plan, or the date of the Participant’s death, if earlier.
1.2.31    Participating Employer. “Participating Employer” means the Company and each other Affiliate that, with the consent of the Plan Administrator, adopts this Plan. A Participating Employer shall cease to be a Participating Employer on the date it ceases to be an Affiliate.
1.2.32    Performance Share Award. “Performance Share Award” means a performance share award issued under the Company’s Long-Term Incentive Plan of 1999 or the Company’s Long-Term Incentive Plan of 2004.
1.2.33    Plan. “Plan” means the nonqualified, unfunded income deferral program maintained by the Company and established for the benefit of Participants eligible to participate therein, as set forth in this Plan Statement. As used herein, “Plan” does not refer to the documents pursuant to which this Plan is maintained. That document is referred to herein as the “Plan Statement”. The Plan shall be referred to as the “Target Corporation Officer EDCP” (formerly known as the Target Corporation SMG Executive Deferred Compensation Plan).
1.2.34    Plan Administrator. “Plan Administrator” is the individual designated in Sec. 10.1.1, or, if applicable, its delegate.
1.2.35    Plan Rules. “Plan Rules” are rules, policies, practices or procedures adopted by the Plan Administrator or its delegate pursuant to Section 10.1.5.
1.2.36    Plan Statement. “Plan Statement” means this document entitled “Target Corporation Officer EDCP (2025 Plan Statement),” as adopted by the Company, effective as of January 1, 2025, as the same may be amended from time to time.
1.2.37    Plan Year. “Plan Year” means the period from January 1 through December 31.
1.2.38    Restoration Match Credit. “Restoration Match Credit” is the amount credited to a Participant’s Account pursuant to Section 3.2.
1.2.39    Signing Bonus. “Signing Bonus” is the cash remuneration earned following a period of employment provided to certain new Employees related to their acceptance of employment with a Participating Employer.
1.2.40    SPP Benefit. “SPP Benefit” means the amount determined under Appendix A.

1.2.41    SPP Benefit Transfer Credit. “SPP Benefit Transfer Credit” is the amount credited to a Participant’s Account under Section 3.3.
1.2..42    Specified Employee. For purposes of complying with the requirements of Code section 409A(a)(2)(B)(i) (relating to the 6 month suspension of certain benefit distributions), an individual is a “Specified Employee” if on his or her Termination of Employment, the Company or other Affiliate has stock that is traded on an established securities market within the meaning of Code section 409A(a)(2)(B) and such individual is a “key employee” (defined below). For this purpose, an individual is a “key employee” during the 12-month period beginning on April 1 immediately following the calendar year in which the individual was employed by the Company and other Affiliates, and satisfied, at any time within such calendar year, the requirements of Code section 416(i)(1)(A)(i), (ii) or (iii) (without regard to Code section 416(i)(5)). An individual will not be treated as a Specified Employee if the individual is not required to be treated as a Specified Employee under Treasury Regulations issued under Code section 409A.
1.2.43    Target 401(k) Plan. “Target 401(k) Plan” means the tax-qualified defined contribution retirement plan, with a qualified cash or deferred arrangement, established by the Company for the benefit of employees eligible to participate therein, including both the Target Corporation 401(k) Plan and the Target Corporation Ventures 401(k) Plan.
1.2.44    Target Pension Plan. “Target Pension Plan” means the tax qualified defined benefit pension plan, established for the benefit of employees eligible to participate therein, and known as the Target Corporation Pension Plan, including any predecessor plan(s) or successor plan.
1.2.45    Termination of Employment.
(a)    For purposes of determining entitlement to or the amount of benefits under the Plan, “Termination of Employment” means a severance of a Participant’s employment relationship with each Participating Employer and all Affiliates, for any reason.
(b)    For purposes of determining when a distribution will be made under the Plan, a “Termination of Employment” will be deemed to occur if, based on the relevant facts and circumstances to the Participant, the Participating Employer, all Affiliates and Participant reasonably anticipate that the level of bona fide future services to be performed by the Participant for the Participating Employer and all Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period.
(c)    A bona fide leave of absence that is six months or less, or during which an individual retains a reemployment right, will not cause a Termination of Employment. In the case of a leave of absence without a right of reemployment that exceeds the time periods described in this paragraph, a Termination of Employment will be deemed to occur once the leave of absence exceeds six months.

(d)    Notwithstanding the foregoing, a Termination of Employment shall not occur unless such termination also qualifies as a “separation from service,” as defined under Code section 409A and related guidance thereunder.
1.2.46    Trust. “Trust” means the Target Corporation Deferred Compensation Trust Agreement, dated January 1, 2009 by and between the Company and State Street Bank and Trust Company, as it is amended from time to time, or similar trust agreement.
1.2.47    Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (within the meaning of Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but only if and to the extent such Unforeseeable Emergency constitutes an “unforeseeable emergency” under Code section 409A.
1.2.48    Valuation Date. “Valuation Date” means each business day on which the New York Stock Exchange is open.
1.2.49    Year of Service. A “Year of Service” means each 12-consecutive month period of an individual’s continuous employment as an Employee after the date the Employee is first eligible to participate under this Plan (or the EDCP if the Employee transferred from the EDCP to this Plan); or in the event of a rehire, each 12-consecutive month period of an individual’s continuous employment as an Employee after the date the Employee is again eligible to participate under this Plan (or the EDCP if the Employee transferred from the EDCP to this Plan).

SECTION 2
PARTICIPATION AND DEFERRAL ELECTIONS
2.1    Eligibility.
2.1.1    An Employee is eligible to participate in this Plan on the first day of a Plan Year if, on such day, he or she:
(a)    is a “qualified employee” as that term is defined in the Target 401(k) Plan; and
(b)    is an Officer.
2.1.2    A Newly Eligible Employee is eligible to participate in this Plan on the date that is 30 days after the date he or she satisfies the requirements in Section 2.1.1.
2.1.3    An Employee shall, as a condition of participation in this Plan, complete such forms and make such elections in accordance with Plan Rules as the Plan Administrator may require. An Employee who satisfies the requirements of this Section 2.1 is eligible to participate in this Plan in accordance with and subject to the requirements of this Plan.
2.1.4    An Employee who has had a Termination of Employment as defined in Section 1.2.44(b), will not be eligible to make deferral elections for subsequent Plan Years until otherwise notified by the Plan Administrator. Any deferral election in effect at the time of such Termination of Employment will continue to apply with respect to any Eligible Compensation received from a Participating Employer or other Affiliate. Such Employee will still be eligible to receive credits, if any, pursuant to Sections 3.2, 3.3, 3.4 and 3.5.
2.2    Special Rules for Participating Employees. A Participant who transfers employment from one Participating Employer to another Affiliate, whether or not a Participating Employer, will, for the duration of the Plan Year in which the transfer occurs, continue to participate in this Plan in accordance with the deferral election in effect at the time of such transfer. To the extent agreed in writing by an Affiliate and the Plan Administrator, such a transferred Participant may continue to be eligible to participate in this Plan in subsequent Plan Years. A Participant who is simultaneously employed with more than one Participating Employer will participate in this Plan as an Employee of each such Participating Employer on the basis of a single deferral election applied separately to his or her respective, Eligible Compensation from each Participating Employer.
2.3    Termination of Participation. Except as otherwise specifically provided in this Plan Statement or by the Plan Administrator, an Employee who ceases to satisfy the requirements of Section 2.1 is not eligible to continue to participate in the Plan, provided, that any deferral elections in effect, and irrevocable, will continue to apply with respect to any Eligible Compensation received from a Participating Employer or other Affiliate. The Participant’s Account will continue to be governed by the terms of the Plan until such time as the Participant’s Account balance is paid in accordance with the terms of the Plan. A Participant or Beneficiary will cease to be such as of the date on which his or her entire Account balance has been distributed.
2.4    Rehires and Transfers.
2.4.1    A Participant who incurs a Termination of Employment and is rehired during the same calendar year will continue Base Salary deferrals for such calendar year in accordance with his or her election in effect immediately prior to the Termination of Employment.
2.4.2    A Participant who incurs a Termination of Employment and is rehired prior to the later of the end of the Plan Year or the date the Bonus for such Plan Year is paid in cash, will continue Bonus Deferrals for such Plan Year in accordance with his or her election in effect immediately prior to the Termination of Employment.
2.4.3    Transfers from Non-Officer Plan. An Employee who is a Participant in the EDCP and is promoted to an Officer position will cease to be eligible to participate in the EDCP and will be eligible to participate in this Plan, subject to the following rules:
(a)    The Employee will become a Participant in this Plan immediately upon satisfying the requirements to participate hereunder.
(b)    The Employee’s deferral elections made under the EDCP will transfer to the Plan and continue as an election made under Section 2.
(c)    The Employee’s account maintained under the EDCP will be transferred to the Employee’s Account under this Plan.
(d)    The Employee’s distribution elections made under the EDCP (including any default distributions) will transfer to this Plan and continue as the distribution elections made under this Plan.
(e)    The Employee’s beneficiary designation made under the EDCP will be treated as the Employee’s Beneficiary designation under this Plan until changed in accordance with Section 6.6.
2.5    Effect on Employment.
2.5.1    Not a Term of Employment. Neither the terms of this Plan Statement nor the benefits under this Plan (including the continuance thereof) shall be a term of the employment of any Employee.
2.5.2    Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between any Participating Employer and any Employee or other person, nor shall anything herein contained be deemed to give any Employee or other person any right to be retained in any Participating Employer’s employ or in any way limit or restrict any Participating Employer’s right or power to discharge any Employee or other person at any time and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant in this Plan.
2.6    Condition of Participation.
2.6.1    Cooperation. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses to cooperate, neither the Company nor any Participating Employer shall have any further obligation to the Participant under this Plan, other than payment to such Participant of the aggregate amount of Eligible Compensation deferred under Section 3.1.
2.6.2    Plan Terms and Rules. Each Participant, as a condition of participation in this Plan, is bound by all the terms and conditions of this Plan and the Plan Rules.
2.7    Deferral Elections. An Employee who satisfies the eligibility requirements of Section 2 may, at the time and in the manner provided hereunder, elect to defer the receipt of his or her Eligible Compensation.
2.7.1    General Rule. Except as otherwise provided in this Plan, an election shall be made before the beginning of the Plan Year during which the Participant performs services for which the Eligible Compensation is earned. The election must designate the percentage of the Base Salary or Bonus which shall be deferred under this Plan. In accordance with Plan Rules, the Plan Administrator will determine the manner and timing required to file a deferral election. No deferral election shall be effective unless prior to the deadline for making such election, the Participant has filed with the Plan Administrator, in accordance with Plan Rules, an insurance consent form permitting the Participating Employer or Company to purchase and maintain life insurance coverage on the Employee with the Participating Employer or Company as the beneficiary. An election to defer Eligible Compensation for the Plan Year or other period is irrevocable once it has been accepted by the Plan Administrator and the deadline for making such election has expired, except as otherwise provided under this Plan.
2.7.2    Newly Eligible Employees. For a Newly Eligible Employee, the deferral election may be made after the first day of a Plan Year provided it is made within 30 days after becoming eligible to participate in this Plan. Such a deferral election by a Newly Eligible Employee is irrevocable once it has been received by the Plan Administrator and the deadline for making such election has expired, except as otherwise provided under this Plan. Such election will be effective with respect to Eligible Compensation payable for services performed after becoming eligible for this Plan and commencing with the next full pay period after the deferral election becomes irrevocable.
2.7.3    Terminations of Employment. A Participant who completes a deferral election in accordance with this Section 2.7, but who has a Termination of Employment prior to the expiration of the deadline for making such election, will be deemed to have made no deferral election for the respective period.

2.8    Base Salary Deferrals. A Participant’s election to defer Base Salary is subject to the following requirements:
2.8.1    A Base Salary deferral election will be effective with respect to the first paycheck issued during the Plan Year, including for the payroll period that includes the last day of the preceding Plan Year, and such election will remain in effect through the last paycheck issued during the Plan Year.
2.8.2    The Base Salary deferral percentage may not exceed 80%, except as provided in Plan Rules.
2.9    Bonus Deferrals. A Participant’s election to defer his or her Bonus is subject to the following requirements:
2.9.1    A Bonus deferral election will be in effect for service periods that begin in the Plan Year immediately following the date the election becomes irrevocable and continue through the end of the Plan Year or if the Bonus is paid after such Plan Year, through the date the Bonus would have been paid in cash. Notwithstanding Section 2.7.2, a Newly Eligible Employee may not elect to defer a Bonus that is payable with respect to a service period that begins before the effective date of the Newly Eligible Employee’s deferral election.
2.9.2    A Participant’s Bonus effective deferral percentage may not exceed 80%, except as provided in Plan Rules.
2.9.3    If a Participant has a Termination of Employment before the end of the service period for any Bonus, but is still entitled to receive a bonus, the Participant’s existing Bonus deferral election will continue to apply.
2.10    Performance Share Award Deferrals. An election to defer a Participant’s Performance Share Awards was available for Performance Share Awards issued in the Company’s Fiscal Year ending in calendar year 2003 and 2004, as reflected in prior Plan Statements.
2.11    Cancellation of Deferral Elections.
2.11.1    401(k) Hardship. Prior to January 1, 2020, an election to defer under Sections 2.8, 2.9, and 2.10 would be cancelled to the extent necessary for the Participating Employer to comply with the hardship withdrawal provisions of such Participating Employer’s 401(k) plan.
2.11.2    Unforeseeable Emergency. Notwithstanding any provisions in the Plan to the contrary, an election to defer under Sections 2.8, and 2.9, will be cancelled for the remaining portion of the Plan Year in the event the Participant has received a distribution on account of an Unforeseeable Emergency under Section 6.5. The revocation shall be made at the time and in the manner specified in Plan Rules and must otherwise comply with the requirements of Section 6.5.

SECTION 3
CREDITS TO ACCOUNTS
3.1    Elective Deferral Credit. The Plan Administrator shall credit to the Account of each Participant the amount, if any, of Eligible Compensation the Participant elected to defer pursuant to Section 2. Such amount shall be credited as nearly as practicable as of the time or times when the Eligible Compensation would have been paid to the Participant but for the election to defer.
3.2    Restoration Match Credit.
3.2.1    Eligibility for Credit. An Employee who satisfies the eligibility requirements of Section 2.1 during a Plan Year will receive a Restoration Match Credit for the Plan Year if he or she: (i) was actively employed and eligible to participate in this Plan on the last business day of the Plan Year; (ii) has experienced a Termination of Employment as defined under Section 1.2.44(a) during the Plan Year after attaining age 55 and completing five (5) Years of Service; (iii) has experienced a Termination of Employment as a result of death; or (iv) has become Disabled during such Plan Year.
3.2.2    Amount of Credit. A Participant who satisfies the requirements of Section 3.2.1 is entitled to a Restoration Match Credit equal to the sum of:
(a)    The maximum matching contribution percentage the Participant is eligible to receive on deferrals under the applicable Target 401(k) Plan multiplied by the Participant’s Base Salary and Bonus that is deferred under this Plan during the Plan Year; and
(b)    The maximum matching contribution percentage the Participant is eligible to receive on deferrals under the applicable Target 401(k) Plan multiplied by the Participant’s Plan Year Base Salary and Bonus that is not deferred under this Plan during the Plan Year and that exceeds the compensation limit in effect under Code section 401(a)(17) for such Plan Year; provided, however, that: (x) no Restoration Match Credit shall be made for Base Salary or Bonus paid prior to the date the Participant became eligible to participate in the Target 401(k) Plan, and (y) the credit under this Section 3.2.2 will not exceed the amount of Deferral Credits made by the Participant under Section 3.1 during the Plan Year.
3.2.3    Crediting to Account. The Plan Administrator shall credit to a Participant’s Account the amount of the Restoration Match Credit determined for the Plan Year for that Participant under Section 3.2.2 as of the date determined as follows:
(a)    for a Participant described in Section 3.2.1(iii), as soon as practicable following the date of the Participant’s death; or
(b)    for all other Participants, the last business day of the Plan Year.

3.2.4    Credit Upon Change-in-Control. Upon a Change-in-Control that causes the Plan to be terminated under Section 8.3.2, the Plan Administrator shall credit to a Participant’s Account as of the date of the Plan termination a Restoration Match Credit determined for the Plan Year for that Participant under Section 3.2.2 through such date. Any subsequent determination of the Restoration Match Credit during the same Plan Year will be made under Section 3.2.2, less any amounts previously credited under this Section 3.2.4.
3.3    SPP Benefit Transfer Credits.
3.3.1    Eligibility. A Participant who satisfies the eligibility requirements of Section 2.1 shall receive an SPP Benefit Transfer Credit under this Plan if he or she: (i) is classified as an Officer of the Company; (ii) has a vested benefit under the Target Pension Plan, including a vested interest arising on account of the Participant’s death; and (iii) satisfies any other requirement established in SPP I or SPP II, as applicable.
3.3.2    Initial SPP Benefit Transfer Credit.
(a)    A Participant who satisfies the requirements of Section 3.3.1 receives an initial SPP Benefit Transfer Credit on or about the April 30 (or immediately preceding business day) immediately following the calendar year in which the Participant becomes eligible under Section 3.3.1, in an amount equal to the actuarial lump sum present value on March 31 (or immediately preceding business day) for the Participant’s SPP Benefit accrued through the preceding December 31. In the case of Participant who is a Leadership Team Member, such transfer will be made and determined on or about the last business day prior to the end of the Company’s Fiscal Year.
(b)    Upon a Plan termination on account of a Change-in-Control under Section 8.3.2, the Plan Administrator shall credit the initial SPP Benefit Transfer Credit to a Participant’s Account as of the Plan termination effective date in an amount equal to the actuarial lump sum present value on the Plan termination effective date.
3.3.3    Annual SPP Benefit Transfer Credit. A Participant who has received an initial SPP Benefit Transfer Credit under the Plan, who is eligible to receive credits pursuant to Section 3.3.1, and who is employed by a Participating Employer during a Plan Year will receive an annual SPP Benefit Transfer Credit to his or her Account under the Plan as follows:
(a)    For each Plan Year, the annual SPP Benefit Transfer Credit will be the difference between (i) the SPP Benefit determined as the last day of the Plan Year expressed as the actuarial lump sum present value on the determination date and (ii) the aggregate amount of the previous SPP Benefit Transfer Credits to the Participant’s Account increased by assumed earnings at an annual rate equal to the sum of the average of the applicable Stable Value Crediting Rate Alternative for the Plan Year plus two percent (2%) determined from the crediting date through the earlier of June 5, 2012 or the determination date and after June 5, 2012 at an annual rate equal to the sum of the average of the applicable

Intermediate-Term Bond Index Fund Crediting Rate Alternative for the Plan Year plus two percent (2%) from the later of June 5 or the crediting date through the determination date; provided that with respect to periods that a Participant does not receive the Enhancement on their Account, the annual rate will be equal to the average of the applicable Stable Value Crediting Rate Alternative, through June 5, 2012, or the Intermediate-Term Bond Index Fund Crediting Rate Alternative, after June 5, 2012, as applicable.
(b)    If the amount of the annual or final SPP Benefit Transfer Credit is positive, a credit will be made to the Participant’s Account. If the amount of the SPP Benefit Transfer Credit is negative and (i) the Participant is a Leadership Team Member on the determination date, or (ii) the Participant is an Employee and was formerly a Leadership Team Member, then the Plan Administrator, in its sole discretion, may cause such Participant’s Account to be debited by such negative amount. The debit will be made pro rata among all distribution options of the Plan other than fixed payment dates. The debit will be made from the Crediting Rate Alternatives other than the Company Stock Fund, provided that the value of such Crediting Rate Alternatives other than the Company Stock Fund is greater than the debit.
(c)    The annual SPP Benefit Transfer Credit (including a negative credit) will be made to the Participant’s Account as of the April 30 (or immediately preceding business day) following the determination date. In the case of a Participant who is Leadership Team Member, the Plan Administrator, in its sole discretion, may cause such transfer will be made and determined on or about the last business day prior to the end of the Company’s Fiscal Year.
(d)    For purposes of this section, “determination date” means on or about March 31; provided that in the case of a Participant who is a Leadership Team Member, the Plan Administrator, in its sole discretion, may cause the “determination date” to be on or about the last business day prior to the end of the Company’s Fiscal Year.
(e)    Upon a Plan termination on account of a Change-in-Control under Section 8.3.2, the Plan Administrator shall credit to a Participant’s Account as of the Plan termination effective date an SPP Benefit Transfer Credit as determined in this Section 3.3.3 as of the Plan termination effective date.
(f)    Notwithstanding the foregoing, a Participant’s final SPP Benefit Transfer Credit will be determined within 60 days following his or her Termination of Employment as defined under Section 1.2.44(a).
3.3.4    Forfeiture. A Participant’s SPP Benefit Transfer Credits under this Section 3.3 and corresponding earnings adjustments under Section 4 are subject to forfeiture at the time and in the amount provided under Sections 3.3.3(b).

3.4    ESBP Benefit Transfer Credit. An election to defer a Participant’s ESBP Benefit Transfer Credits was available to certain Participants with a retirement/termination date prior to January 11, 2006, as reflected in prior Plan Statements.
3.5    Discretionary Credits. The Company in its sole and absolute discretion may determine in writing for each Participant an amount that shall be credited the Participant’s Account as a Discretionary Credit. Any Discretionary Credit to a Leadership Team Member will require the approval of the Compensation & Human Capital Management Committee of the Board. The Plan Administrator shall credit to a Participant’s Account the amount of a Participating Employer’s Discretionary Credit, if any, determined for that Participant under this Section. Such amount shall be credited as nearly as practicable as of the time or times fixed by the Participating Employer when awarding such credit. Any special provisions relating to Discretionary Credits made on behalf of a Participating Employer’s Employees will be set forth on an exhibit to the Plan Statement.

SECTION 4
ADJUSTMENTS OF ACCOUNTS
4.1    Establishment of Accounts. There shall be established for each Participant an Account which shall be adjusted as provided under Section 4.
4.2    Adjustments of Accounts. On each Valuation Date, the Plan Administrator shall cause the value of the Account (or subaccount) to be increased (or decreased) for distributions, withdrawals, credits, debits and investment income, gains or losses charged to the Account.
4.3    Investment Adjustment. The investment income, gains and losses shall be determined for the Accounts in accordance with the following:
4.3.1    Participant Elections. In accordance with Plan Rules and procedures established by the Plan Administrator, each Participant shall prospectively elect, as part of the initial enrollment process, and from time to time thereafter, one or more Crediting Rate Alternatives that shall be used to measure income, gains and losses until the next Valuation Date.
4.3.2    Default Rate. If a Participant fails to designate one or more Crediting Rate Alternatives to be used to measure income, gains and losses with respect to amounts credited to his or her Account, such amounts will be deemed to be invested in a default Crediting Rate Alternative designated by the Plan Administrator in accordance with Plan Rules.
4.3.3    Crediting. As of each Valuation Date, each Participant’s Account shall be adjusted for income, gains and losses as if the Account had in fact been invested in the Crediting Rate Alternative(s) so selected.
4.3.4    Responsibility for Investment Adjustments. The Plan Administrator will not be responsible in any manner to any Participant, Beneficiary or other person for any damages, losses or liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a Crediting Rate Alternative or a Participant’s election of a Crediting Rate Alternative.
4.3.5    Company Stock Fund Crediting Rate Alternative. Notwithstanding anything in Section 4 or Plan Rules to the contrary, the use of the Company Stock Fund as a Crediting Rate Alternative is subject to the following:
(a)    For Participants who experience a Termination of Employment on or after July 1, 2017, the Company Stock Fund will be an available Crediting Rate Alternative until the first business day that is coincident with or next following the end of the 180-day period beginning on the date of the Participant’s Termination of Employment.
(b)    For Participants who experience a Termination of Employment after May 1, 2017 but prior to July 1, 2017, the Company Stock Fund will be an available Crediting Rate Alternative until the end of the 180-day period beginning on the earlier of

(i) July 1, 2017, and (ii) the date the Plan Administrator provides notice to the Participant of the limitation on use of the Company Stock Fund as a Crediting Rate Alternative following a Participant’s Termination of Employment.
(c)    For Participants who experience a Termination of Employment on or before May 1, 2017, the Company Stock Fund will be an available Crediting Rate Alternative until November 20, 2017.
(d)    Effective as of the end of the period described in Clause (a), (b) or (c), above, a Participant will be deemed to have designated the Money Market Option as the successor Crediting Rate Alternative for any amounts in the Participant’s Account that otherwise remained allocated to the Company Stock Fund.
(e)    Any terminated Participant who is reemployed and is a Participant under this Plan is entitled to use the Company Stock Fund as an available Crediting Rate Alternative under this Plan. A Participant who is rehired prior to the end of the period described in Clause (a), (b) or (c), above, will cease to be subject to the terms of Clause (d).
(f)    Notwithstanding anything in Section 4 or Plan Rules to the contrary, effective January 1, 2021, any election to transfer into or out of the Company Stock Fund will be subject to a thirty (30) day trading block that restricts an opposite-way transfer election into or out of the Company Stock Fund during such thirty (30) day period, except with respect to (i) credits to the Company Stock Fund that are the result of regular elective Deferral Credits to the Plan, (ii) Company Stock Fund election changes that are the result of an automatic rebalancing feature provided under Plan Rules, (iii) Company Stock Fund election changes that are directed by Alight Financial Advisors (or any successor financial advisor under the Company’s 401(k) Plan) to the extent such feature is in place under the Plan Rules, and (iv) any Company Stock Fund election changes made after a Participant’s Termination of Employment.
4.4    Enhancement.
4.4.1    Eligibility for Enhancement. Subject to Section 4.4.4, a Participant is eligible to receive the Enhancement for a Plan Year if he or she: (i) was actively employed and eligible to participate in this Plan on the last business day of the Plan Year; (ii) has experienced a Termination of Employment as defined under Section 1.2.44(a) during the Plan Year after attaining age 55 and completing five (5) Years of Service; (iii) has experienced a Termination of Employment as a result of death; or (iv) has become Disabled during such Plan Year.
4.4.2    Amount of Enhancement. The amount of the Enhancement to be credited for a Plan Year to the Account of a Participant who satisfies the requirements of Section 4.4.1 is first determined for each calendar month during which the Participant was employed for the entire month by multiplying the Enhancement by the balance of the Account as of the first day of such month, and then adding the monthly Enhancement amounts to determine the amount to be credited for the Plan Year.
4.4.3    Crediting to Account. For Plan Years beginning prior to January 1, 2017, the Plan Administrator shall credit to a Participant’s Account as of the last business day of each month the monthly Enhancement amount, and such Enhancement amount shall be credited according to the Crediting Rate Alternatives in effect for new Deferral Credits. Effective for Plan Years beginning on or after January 1, 2017, the Plan Administrator shall credit to a Participant’s Account the Enhancement amount determined for the Plan Year for that Participant under Section 4.4.2 as of the date determined as follows:
(a)    as soon as practicable following the date of the Participant’s death; or
(b)    for any Participant not described in Paragraph (a) above, the last business day of the Plan Year.
Such Enhancement amount shall be credited according to the Crediting Rate Alternatives in effect for new Deferral Credits.
4.4.4    Exception. The Plan Administrator, in its sole discretion, may determine that no Enhancement will be credited to the Participant’s Account for the Plan Year ending during the Company’s Fiscal Year in which the Participant becomes an executive Officer or during any of the Plan Years beginning after the date the Participant becomes an executive Officer; provided that the Plan Administrator, in its sole discretion, can cause the forfeiture of the Enhancement credited to a Participant’s Account with respect to any months during the Plan Year ending during the Company’s Fiscal Year in which a Participant initially becomes an executive Officer. Following the date on which the Participant ceases to be an executive Officer, the Plan Administrator, in its sole discretion, can cause the Account of any such Participant to be credited with an Enhancement in accordance with the rules of Section 4.4.2 for any remaining months in the Plan Year ending during Company’s Fiscal Year in which the Participant ceased to be an executive Officer, and/or during any of the Plan Years beginning after the date the Participant ceased to be an executive Officer.
4.5    Account Adjustments Upon a Change-in-Control or Plan Termination.
4.5.1    In the event of a Plan termination following a Change-in-Control under Section 8.3.2 that causes a Trust to be established and funded pursuant to Section 7.3 where distribution of a Participant’s Account may not be made from the Trust within 60 days of the event because of restrictions imposed by Code section 409A, then the Participant’s Account as of the date of such event will no longer receive adjustments determined pursuant to Sections 4.3 and 4.4.
4.5.2    On and after the date of an event described in Section 4.5.1, the Account will have an investment adjustment determined at an annual rate equal to the sum of the 10-Year U.S. Treasury Note plus 2%. The 10-Year U.S. Treasury Note rate will be determined as of the date of the Plan termination under Section 8.3.2, or if no such rate is available on that date, the immediately preceding date such rate is available, and reset each calendar quarter as necessary.

SECTION 5
VESTING
5.1    Deferral Credits and Restoration Match Credits.
5.1.1    Deferral Credits. Deferral Credits (and related Earnings Credits) of each Participant shall be fully (100%) vested and nonforfeitable at all times, except as otherwise provided.
5.1.2    Restoration Match Credits Prior to 2017. Restoration Match Credits that are credited to a Participant’s Account for Plan Years ending prior to January 1, 2017 (and related Earnings Credits) shall be fully (100%) vested and nonforfeitable at all times, except as otherwise provided.
5.1.3    Restoration Match Credits after 2016. Restoration Match Credits that are credited to a Participant’s Account for Plan Years beginning on or after January 1, 2017 (and related Earnings Credits) will become fully vested and nonforfeitable upon the earliest occurrence of any of the following events while the Participant is still in the employment of a Participating Employer or other Affiliate: (i) the Participant’s death; (ii) the last day of the calendar month in which a Participant attains age sixty-five (65) years; (iii) the determination that the Participant is Disabled; (iv) the occurrence of a Change-in-Control; (v) the Participant’s completion of five (5) Years of Service; or (vi) such other date as provided in writing to a Participant from the Plan Administrator.
5.1.4    Forfeiture. Any forfeiture of the Restoration Match Credits will occur as soon as practicable after the Participant’s Termination of Employment. Forfeiture of the Restoration Match Credits not vested under Section 5.1.3 is limited to the aggregate amount of the Restoration Match Credits credited with respect to such amounts determined without regard to Earnings Credits on such Restoration Match Credits.
5.2    Discretionary Credits. A Participant will be vested in any Discretionary Credits (and related Earnings Credits) as provided by the Plan Administrator when such amounts are credited to the Participant’s Account.
5.3    Enhancement.
5.3.1    General Rule. Except as provided under Section 4.4.2, the Enhancement credited to a Participant’s Account will become fully vested and nonforfeitable upon the earliest occurrence of any of the following events while the Participant is still in the employment of a Participating Employer or other Affiliate: (i) the Participant’s death; (ii) the last day of the calendar month in which a Participant attains age sixty-five (65) years; (iii) the determination that the Participant is Disabled; (iv) the occurrence of a Change-in-Control; (v) the Participant’s completion of five (5) Years of Service; or (vi) such other date as provided in writing to a Participant from the Plan Administrator.

5.3.2    Forfeiture. Any forfeiture of the Enhancement will occur as soon as practicable after the Participant’s Termination of Employment. Forfeiture of the Enhancement that is not vested under Section 5.3.1 is limited to the aggregate amount of the Enhancement credited with respect to such amounts determined without regard to Earnings Credits on such Enhancement. The amount of the Enhancement to be forfeited will be debited prorata against the Participant’s distribution options.
5.4    Failure to Cooperate; Misinformation or Failure to Disclose. A Participant’s Account is subject to forfeiture as provided under Sections 2.6.1.
5.5    Plan Administrator Discretion. Notwithstanding anything in this Plan Statement to the contrary, the Plan Administrator may, in its sole and absolute discretion, cause any amounts under the Plan to be fully (100%) vested and nonforfeitable.

SECTION 6
DISTRIBUTION
6.1    Distribution Elections. Except as otherwise specifically provided in this Plan, a Participant may irrevocably elect for each Plan Year the form and time of distribution of the credits made to his or her Account for such Plan Year.
6.2    General Rule. A Participant’s distribution election relating to Deferral Credits must be made prior to the date the Participant’s deferral election becomes irrevocable. The election shall be made in the form and manner prescribed by Plan Rules. Distribution elections for Base Salary deferrals will also apply to Restoration Match Credits related to the same Plan Year. Earnings Credits and Enhancements will be distributed in the same form and time as in effect for the related Account credit. All Discretionary Credits will be distributed in the form of a single lump sum as of the time determined under Section 6.2.2(b).
6.2.1    Form of Distribution. The Participant may elect among the following forms of distribution.
(a)    Installments. A series of annual installments made over either five (5) years or ten (10) years commencing at a time provided under Section 6.2.2(a) or (b). For purposes of Code section 409A, installment payments will be treated as a series of separate payments at all times.
(b)    Lump Sum. A single lump sum payment.
6.2.2    Time of Payment. The Participant may elect among the distribution commencement times described in this section; provided that SPP Benefit Transfer and unvested ESBP Benefit Transfer Credits may not be distributed on a fixed payment date as described in paragraph (c).
(a)    Termination of Employment. Within 60 days following the Participant’s Termination of Employment, other than on account of death.
(b)    One-Year Anniversary of Termination of Employment. Within 60 days following the one-year anniversary of the Participant’s Termination of Employment, other than on account of death.
(c)    Fixed Payment Date. Within 60 days of January 1 of the calendar year elected by the Participant at the time of deferral. If a Participant has a Termination of Employment as defined in Section 1.2.44 prior to the fixed payment date, such amount shall be paid on the earlier of: (i) within 60 days following January 1 in the tenth year following the year of the Termination of Employment, or (ii) January 1 of the calendar year elected by the Participant at the time of deferral. The Plan Administrator will establish Plan Rules, procedures and limitations on establishing the number and times of the fixed payment dates available for Participants to elect.

(d)    Payouts in 2008 and 2009. During 2007 and 2008, consistent with transition relief available under Code section 409A, and subject to Plan Rules, Participants had an opportunity to elect to receive certain distributions, which are described in more detail in prior Plan Statements.
6.2.3    Installment Amounts. The amount of the annual installments shall be determined by dividing the amount of the vested portion of the Account as of the most recent Valuation Date preceding the date the installment is being paid by the number of remaining installment payments to be made (including the payment being determined).
6.2.4    Small Benefit. Subject to Section 6.3, in the event that the vested Account balance of a Participant who has died or experienced a Termination of Employment under the Plan is less than the applicable dollar amount under Code section 402(g)(1)(B) for that Plan Year as of the date on which the Plan Administrator makes such determinations, the Plan Administrator (on behalf of the Company) reserves the right to have the Participant’s entire Account paid in the form of a single lump sum payment, provided the Plan Administrator’s exercise of discretion (on behalf of the Company) complies with the requirements of Treas. Reg. Sec. 1.409A-3(j)(4)(v).
6.2.5    Default. If for any reason a Participant shall have failed to make a timely designation of the form or time of distribution with respect to credits for a Plan Year (including reasons entirely beyond the control of the Participant), except as provided in Section 6.2.6, the distribution shall be made as indicated below:
(a)    In the case of SPP Benefit Transfer Credits: a single lump sum within 60 days following the one-year anniversary of the Participant’s Termination of Employment.
(b)    In all other cases, a single lump sum payment within 60 days following the Participant’s Termination of Employment.
6.2.6    Crediting of Amounts after Termination of Employment or Benefit Distribution. Notwithstanding any provision in this Plan Statement to the contrary other than Section 6.3:
(a)    Enhancement, Deferral and Restoration Match Credits.
(i)    Lump Sum Distribution. If Enhancement, Deferral or Restoration Match Credits are due after the complete distribution of the Participant’s vested Account balance, or subaccount balance to which such Enhancement, Deferral or Restoration Match Credit relate, then such subsequent credits will be made to the Account and paid to the Participant in a single lump sum cash payment within 60 days of being credited to the Account.
(ii)    Installment Distribution. If Enhancement, Deferral or Restoration Match Credits are due after a related installment distribution occurs, then such subsequent credits will be made to the Account and included in the Account balance to determine the amount of the remaining scheduled payments as applicable.
(b)    SPP or ESBP Benefit Transfer Credit. The SPP Benefit Transfer Credit shall be distributed as follows:
(i)    For amounts accruing prior to January 1, 2014, in a single lump sum within 60 days following the Termination of Employment; and
(ii)    For amounts accruing on or after January 1, 2014,
(A)    If the SPP Benefit Transfer Credit is due after the complete distribution of the Participant’s vested Account balance, or subaccount balance to which such Credit relates, then such Credit will be made to the Account and paid to the Participant in a single lump sum payment within 60 days of being credited to the Account;
(B)    If the SPP Benefit Transfer Credit is due after a related installment distribution occurs, then such subsequent Credit will be made to the Account and included in the Account balance to determine the amount of the remaining scheduled payments as applicable; and
(C)    If the SPP Benefit Transfer Credit is due prior to the commencement of payment to which such credit relates, distribution shall be made at the time and in the manner elected by the Participant or pursuant to the Plan’s rule, all as provided in Section 6.2.2.
6.2.7    Vesting in Benefits After the Distribution Date. No portion of a Participant’s Account will be distributed prior to being vested. Subject to Section 6.3, if Participant is scheduled to receive a distribution of a portion of his or her Account that is not vested, such unvested amount will not be paid until subsequently vested, at which time it will be paid out in accordance with the respective distribution election.
6.2.8    No Spousal Rights. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s designation of a form or time of payment.
6.3    Six-Month Suspension for Specified Employees. Notwithstanding any other provision in this Section 6 to the contrary, if a Participant is a Specified Employee at Termination of Employment, then any distributions arising on account of the Participant’s Termination of Employment (other than on account of death) that are due shall be suspended and not be made until (6) months have elapsed since such Participant’s Termination of Employment (or, if earlier, upon the date of the Participant’s death). Any payments that were otherwise payable during the six-month suspension period referred to in the preceding sentence, will be paid within 60 days after the end of such six-month suspension period.
6.4    Distribution on Account of Death; Distribution Following Death. Upon the death of a Participant prior to Termination of Employment or other distribution trigger, the Participant’s Account balance will be paid to the Participant’s Beneficiary in a single lump sum as soon as practicable following the Participant’s death, but in no event later than the last day of the calendar year immediately following the calendar year in which the Participant’s death occurs. Upon the death of a Participant following Termination of Employment or other distribution trigger, distribution will continue in the same form and at the same time it was scheduled to be paid to the Participant, subject to Section 6.3, but will be paid in a single lump sum to the estate of the Beneficiary as soon as practicable following the Beneficiary’s death.
6.5    Distribution on Account of Unforeseeable Emergency.
6.5.1    When Available. A Participant may receive a distribution from the vested portion of his or her Account (which shall be deemed to include the deferral that would have been made but for the cancellation under Section 6.5.3) if the Plan Administrator determines that such distribution is on account of an Unforeseeable Emergency and the conditions in Section 6.5.2 have been fulfilled. To receive such a distribution, the Participant must request a distribution by filing an application with the Plan Administrator and furnish such supporting documentation as the Plan Administrator may require. In the application, the Participant shall specify the basis for the distribution and the dollar amount to be distributed. If such request is approved by the Plan Administrator, distribution shall be made in a lump sum payment within 60 days following the approval by the Plan Administrator of the completed application.
6.5.2    Limitations. The amount that may be distributed with respect to a Participant’s Unforeseeable Emergency shall not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and/or cancellation of deferrals pursuant to Section 6.5.3, provided the determination of such limitation is consistent with the requirements of Code section 409A(a)(2)(B)(ii).
6.5.3    Cancellation of Deferral Elections. As provided by Section 2.12, in the event of a distribution under Section 6.5.1 the Plan Administrator will cancel the Participant’s deferral elections for the balance of the applicable Plan Year.
6.6    Designation of Beneficiaries.
6.6.1    Right to Designate or Revoke.
(a)    Each Participant may designate one or more primary Beneficiaries or secondary Beneficiaries to receive all or a specified part of such Participant’s vested Account in the event of such Participant’s death. If fewer than all designated primary or secondary Beneficiaries predecease the Participant, then the amount of such predeceased Beneficiary’s portion shall be allocated to the remaining primary or secondary Beneficiaries, as the case may be.
(b)    The Participant may change or revoke any such designation from time to time without notice to or consent from any spouse, any person named as Beneficiary or any other person.
(c)    No such designation, change or revocation shall be effective unless completed and filed with the Plan Administrator in accordance with Plan Rules during the Participant’s lifetime.
6.6.2    Failure of Designation. If a Participant:
(a)    fails to designate a Beneficiary,
(b)    designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or
(c)    designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, such Participant’s vested Account, shall be payable to the first class of the following classes of automatic Beneficiaries:
(d)    Participant’s surviving spouse Representative of Participant’s estate
6.6.3    Disclaimers by Beneficiaries. A Beneficiary entitled to a distribution of all or a portion of a deceased Participant’s vested Account may disclaim an interest therein subject to the Plan Rules.
6.6.4    Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:
(a)    If there is not sufficient evidence that a person designated as a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.
(b)    The automatic Beneficiaries specified in Section 6.6.2 and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death (subject to Section 6.6.3) so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.
(c)    If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. The foregoing shall not prevent the Participant from designating a former spouse as a beneficiary on a form that is both executed by the Participant and received by the Plan Administrator (i) after the date of the legal termination of the marriage between the Participant and such former spouse and (ii) during the Participant’s lifetime.
(d)    A finalized marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation shall revoke such designation unless the Participant’s new spouse had previously been designated as the Beneficiary.
(e)    Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.
(f)    Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.
6.7    Facility of Payment.
6.7.1    Legal Disability. In case of the legal disability, including minority, of an individual entitled to receive any payment under this Plan, payment shall be made, if the Plan Administrator shall be advised of the existence of such condition:
(a)    to the duly appointed guardian, conservator or other legal representative of such individual, or
(b)    to a person or institution entrusted with the care or maintenance of the incompetent or disable Participant or Beneficiary, provided such person or institution has satisfied the Plan Administrator that the payment will be used for the best interest and assist in the care of such individual, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such individual.
6.7.2    Discharge of Liability. Any payment made in accordance with the foregoing provisions of this Section 6.7 shall constitute a complete discharge of any liability or obligation of the Participating Employers under this Plan.
6.8    Tax Withholding. The Participating Employer (or any other person legally obligated to do so) shall withhold the amount of any federal, state or local income tax, payroll tax or other tax that the payer reasonably determines is required to be withheld under applicable law with respect to any amount payable under this Plan. All benefits otherwise due hereunder shall be reduced by the amount to be withheld.

6.9    Payments Upon Rehire. If a Participant who is receiving installment payments or due a deferred lump sum payment under this Plan is rehired, the payments will continue in accordance with the prior distribution elections.
6.10    Application for Distribution. A Participant may be required to make application to receive payment and to complete other forms and furnish other documentation required by the Plan Administrator. Distribution shall not be made to any Beneficiary until such Beneficiary shall have filed an application for benefits in a form acceptable to the Plan Administrator and such application shall have been approved by the Plan Administrator and the Plan Administrator has determined that the applicant is entitled to payment.
6.11    Acceleration of Distributions. The Plan Administrator in its sole discretion may exercise discretion on behalf of the Company to accelerate the distribution of any payment under this Plan to the extent allowed under Code section 409A.
6.12    Delay of Distributions. The Plan Administrator in its sole discretion may exercise discretion on behalf of the Company to delay the distribution of any payment under this Plan to the extent allowed under Code section 409A, including, but not limited to, as necessary to maximize the Company’s tax deductions as allowed pursuant to Code section 162(m) or to avoid violation of federal securities or other applicable law.

SECTION 7
SOURCE OF PAYMENTS; NATURE OF INTEREST
7.1    Source of Payments.
7.1.1    General Assets. Each Participating Employer will pay, from its general assets, the distribution of the Participant’s Account under Section 6, and all costs, charges and expenses relating thereto.
7.1.2    Trust. Upon a Change-in-Control that causes the Plan to be terminated under Section 8.3.2, the trustee of the Trust will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer’s obligations to make distributions under this Plan in accordance with and subject to the terms of the Trust to the extent such payments are not otherwise made directly by the Participating Employer.
7.2    Unfunded Obligation. The obligation of the Participating Employers to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Participating Employers to make such payments. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company.
7.3    Establishment of Trust. The Participating Employers shall have no obligation to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan except as provided in the Trust. The Participating Employers may from time to time transfer to the Trust cash, or other marketable securities or other property acceptable to the trustee in accordance with the terms of the Trust. If the Participating Employers have deposited funds in the Trust, such funds shall remain the sole and exclusive property of the Participating Employer that deposited such funds.
7.4    Spendthrift Provision. Except as otherwise provided in this Section 7.4, no Participant or Beneficiary shall have any interest in any Account which can be transferred nor shall any Participant or Beneficiary have any power to anticipate, alienate, dispose of, pledge or encumber the same while in the possession or control of the Participating Employers. The Plan Administrator shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, or execution following judgment or other legal process before actual payment to such person.
7.4.1    Right to Designate Beneficiary. The power to designate Beneficiaries to receive the Account of a Participant in the event of such Participant’s death shall not permit or be construed to permit such power or right to be exercised by the Participant so as thereby to anticipate, pledge, mortgage or encumber such Participant’s Account or any part thereof, and any attempt of a Participant so to exercise said power in violation of this provision shall be of no force and effect and shall be disregarded by the Participating Employers.
7.4.2    Plan Administrator’s Right to Exercise Discretion. This Section 7.4 shall not prevent the Plan Administrator from exercising, in its discretion, any of the applicable powers and options granted to it under any applicable provision hereof.
7.5    Compensation Recovery. Notwithstanding any other provision of the Plan, a Participant who becomes subject to the Company’s Recoupment Policy and/or Clawback Policy (each, the “Policy” and collectively, the “Policies”) may have all or a portion of his or her benefit under this Plan forfeited and/or all or a portion of any distributions payable to the Participant or his or her Beneficiary recovered by the Company. In addition, this Plan may be unilaterally amended by the Board to comply with any other compensation recovery policy adopted by the Board at any time and any listing rules or other rules and regulations implementing the Policies, or as otherwise required by law. The Participant agrees and consents to the Company’s application, implementation and enforcement of the Policies or any other policy established by the Company or applicable law that may apply to this Plan and the Participant and any provision of applicable law relating to cancellation, rescission, or recoupment of Plan benefits, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies, any other policies or applicable law without further consent or action being required by the Participant. re
7.5.1    Any Deferral Credit and related Earnings Credits resulting from the deferral of Eligible Compensation that is subject to recovery under the Policies may be forfeited and, in such event, a corresponding adjustment will be made to the Participant’s Account balance.
7.5.2    If a Participant has commenced distributions and is subject to a claim for recovery under the Policies, then the Company may, subject to any limitations under Code section 409A, retain all or any portion of the Participant’s (or his or her Beneficiary’s) taxable distribution, net of state, federal or foreign tax withholding, to satisfy such claim.

SECTION 8
ADOPTION, AMENDMENT AND TERMINATION
8.1    Adoption. With the prior approval of the Plan Administrator, an Affiliate may adopt the Plan and become a Participating Employer by furnishing to the Plan Administrator a certified copy of a resolution of its board of directors adopting this Plan.
8.2    Amendment.
8.2.1    General Rule. The Company, by action of its Board of Directors, or by action of a person so authorized by resolution of the Board of Directors and subject to any limitations or conditions in such authorization, may at any time amend the Plan, in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Written notice of any amendment shall be given each Participant then participating in the Plan.
8.2.2    Amendment to Benefit Leadership Team Member. Any amendment to the benefit of a Leadership Team Member under this Plan, to the extent approval of such amendment by the Board would be required by the Securities and Exchange Commission and its regulations or the rules of any applicable securities exchange, will require the approval of the Board.
8.2.3    No Oral Amendments. No modification of the terms of this Plan Statement shall be effective unless it is in writing. No oral representation concerning the interpretation or effect of this Plan Statement shall be effective to amend this Plan Statement.
8.3    Termination and Liquidation.
8.3.1    General Rule.
(a)    To the extent necessary or reasonable to comply with any changes in law, the Board may at any time terminate and liquidate this Plan, provided such termination and liquidation satisfies the requirements of Code section 409A.
(b)    To the extent that a Participant’s benefit under the Plan will be immediately included in the income of the Participant, as determined by a court of competent jurisdiction or the Internal Revenue Service, to the extent permitted under Code section 409A, the Board may terminate and liquidate this Plan, in whole or in part, as it relates to the impacted Participant.
8.3.2    Plan Termination and Liquidation on Account of a Change-in-Control. Upon a Change-in-Control, the Plan will terminate and payment of all amounts under the Plan will be accelerated if and to the extent provided in this Section 8.3.2.

(a)    The Plan will be terminated effective as of the first date on which there has occurred both (i) a Change-in-Control under Section 1.2.8, and (ii) a funding of the Trust on account of such Change-in-Control (referred to herein as the “Plan termination effective date”) unless, prior to such Plan termination effective date, the Board affirmatively determines that the Plan will not be terminated as of such effective date. The Board will be deemed to have taken action to irrevocably terminate the Plan as of the Plan termination effective date by its failure to affirmatively determine that the Plan will not terminate as of such date.
(b)    The determination by the Board under paragraph (a) constitutes a determination that such termination will satisfy the requirements of Code section 409A, including an agreement by the Company that it will take such additional action or refrain from taking such action as may be necessary to satisfy the requirements necessary to terminate and liquidate the Plan under paragraph (c) below.
(c)    In the event the Board does not affirmatively determine not to terminate the Plan as provided in paragraph (a), such termination shall be subject to either (i) or (ii), as follows:
(i)    If the Change-in-Control qualifies as a “change in control event” for purposes of Code section 409A, payment of all amounts under the Plan will be accelerated and made in a lump sum as soon a administratively practicable but not more than 90 days following the Plan termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) have been satisfied.
(ii)    If the Change-in-Control does not qualify as a “change in control event” for purposes of Code section 409A, payment of all amounts under the Plan will be accelerated and made in a lump sum as soon as administratively practicable but not more than 60 days following the 12 month anniversary of the Plan termination effective date, provided the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(C) have been satisfied.

SECTION 9
CLAIM PROCEDURES
9.1    Claims Procedure. Until modified by the Plan Administrator, the claim and review procedures set forth in this Section shall be the mandatory claim and review procedures for the resolution of disputes and disposition of claims filed under this Plan. An application for a distribution or withdrawal shall be considered as a claim for the purposes of this Section.
9.1.1    Initial Claim. An individual may, subject to any applicable deadline, file with the Plan Administrator a written claim for benefits under this Plan in a form and manner prescribed by the Plan Administrator.
(a)    If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.
(b)    The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
9.1.2    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant.
(a)    The specific reasons for the adverse determinations,
(b)    references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based,
(c)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and
(d)    a description of the claim and review procedures, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.
9.1.3    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Plan Administrator a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.

9.1.4    Claim on Review. If the claim, upon review, is denied in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.
(a)    The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Plan Administrator determines that special circumstances require an extension of time for determination of the claim, provided that the Plan Administrator notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
(b)    In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.
(c)    The Plan Administrator’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
9.1.5    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant.
(a)    the specific reasons for the denial,
(b)    references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based,
(c)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits,
(d)    a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures, and
(e)    a statement of the claimant’s right to bring an action under ERISA section 502(a).
9.2    Rules and Regulations.
9.2.1    Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.

9.2.2    Specific Rules.
(a)    No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Plan Administrator may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Plan Administrator upon request.
(b)    All decisions on claims and on requests for a review of denied claims shall be made by the Plan Administrator unless delegated as provided for in the Plan, in which case references in this Section 9 to the Plan Administrator shall be treated as references to the Plan Administrator’s delegate.
(c)    Claimants may be represented by a lawyer or other representative at their own expense, but the Plan Administrator reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.
(d)    The decision of the Plan Administrator on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Plan Administrator.
(e)    In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information necessary to make a benefit determination accompanies the filing.
(f)    The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
(g)    The claims and review procedures shall be administered with appropriate safeguards to that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.
(h)    The Plan Administrator may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.
9.3    Limitations and Exhaustion.
9.3.1    Claims. No claim shall be considered under these administrative procedures unless it is filed with the Plan Administrator within two (2) years after the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Plan Administrator without regard to the merits of the claim.
9.3.2    Lawsuits. No suit may be brought by or on behalf of any Participant or Beneficiary on any matter pertaining to this Plan unless the action is commenced in the proper forum within two (2) years from the earlier of:
(a)    the date the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or
(b)    the date the claim was denied.
9.3.3    Exhaustion of Remedies. These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. As to such matters:
(a)    no Participant or Beneficiary shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and
(b)    determinations by the Plan Administrator (including determinations as to whether the claim was timely filed shall be afforded the maximum deference permitted by law.
9.3.4    Imputed Knowledge. For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

SECTION 10
PLAN ADMINISTRATION
10.1    Plan Administration.
10.1.1    Administrator. The Company’s Vice President, Pay & Benefits (or any successor thereto) is the “administrator” of the Plan for purposes of section 3(16)(A) of ERISA. Except as otherwise expressly provided herein, the Plan Administrator shall control and manage the operation and administration of this Plan and make all decisions and determinations.
10.1.2    Authority and Delegation. The Plan Administrator is authorized to:
(a)    Appoint one or more individuals or entities and delegate such of his or her powers and duties as he or she deems desirable to any individual or entity, in which case every reference herein made to Plan Administrator shall be deemed to mean or include the individual or entity as to matters within their jurisdiction. Such individual may be an officer or other employee of a Participating Employer or Affiliate, provided that any delegation to an employee of a Participating Employer or Affiliate will automatically terminate when he or she ceases to be an employee. Any delegation may be rescinded at any time; and
(b)    Select, employ and compensate from time to time such agents or consultants as the Plan Administrator may deem necessary or advisable in carrying out its duties and to rely on the advice and information provided by them.
10.1.3    Determination. The Plan Administrator shall make such determinations as may be required from time to time in the administration of this Plan. The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe this Plan Statement and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each decision of the Plan Administrator shall be final and binding upon all parties. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.
10.1.4    Reliance. The Plan Administrator may act and rely upon all information reported to it hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary.
10.1.5    Rules and Regulations. Any rule, regulation, policy, practice or procedure not in conflict or at variance with the provisions hereof may be adopted by the Plan Administrator.
10.2    Conflict of Interest. If any individual to whom authority has been delegated or redelegated hereunder shall also be a Participant in this Plan, such Participant shall have no authority with respect to any matter specially affecting such Participant’s individual interest hereunder or the interest of a person superior to him or her in the organization (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and

Beneficiaries), all such authority being reserved exclusively to other individuals as the case may be, to the exclusion of such Participant, and such Participant shall act only in such Participant’s individual capacity in connection with any such matter.
10.3    Service of Process. In the absence of any designation to the contrary by the Plan Administrator, the Chief Legal Officer of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to this Plan in any legal proceeding, including arbitration, involving this Plan.
10.4    Choice of Law. Except to the extent that federal law is controlling, this Plan Statement will be construed and enforced in accordance with the laws of the State of Minnesota.
10.5    Responsibility for Delegate. No person shall be liable for an act or omission of another person with regard to a responsibility that has been allocated to or delegated to such other person pursuant to the terms of the Plan Statement or pursuant to procedures set forth in the Plan Statement.
10.6    Expenses. All expenses of administering the benefits due under this Plan shall be borne by the Participating Employers.
10.7    Errors in Computations. It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Plan Administrator or trustee. The Plan Administrator shall have power to cause such equitable adjustments to be made to correct for such errors as the Plan Administrator, in its sole discretion, considers appropriate. Such adjustments shall be final and binding on all persons.
10.8    Indemnification. In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and Employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services as an administrator in connection with this Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.
10.9    Notice. Any notice required under this Plan Statement may be waived by the person entitled thereto.

SECTION 11
CONSTRUCTION
11.1    ERISA Status. This Plan was adopted and is maintained with the understanding that it is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in section 201(2), section 301(a)(3) and section 401(a)(1) of ERISA. This Plan shall be interpreted and administered accordingly.
11.2    IRC Status. This Plan is intended to be a nonqualified deferred compensation arrangement that will comply in form and operation with the requirements of Code section 409A and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intention.
11.3    Rules of Document Construction. In the event any provision of this Plan Statement is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. The titles given to the various Sections of this Plan Statement are inserted for convenience of reference only and are not part of this Plan Statement, and they shall not be considered in determining the scope, purpose, meaning or intent of any provision hereof. The provisions of this Plan Statement shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.
11.4    References to Laws. Any reference in this Plan Statement to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation unless, under the circumstances, it would be inappropriate to do so.
11.5    Appendices. The Plan provisions that have application to a limited number of Participants or that otherwise do not apply equally to all Participants may be described in an appendix to this Plan Statement. In the event of a conflict between the terms of an appendix and the terms of the remainder of this Plan Statement, the appendix will control.

APPENDIX A
SPP BENEFIT
A-1    Purpose and Application. The purpose of this Appendix A to this Plan Statement is to establish the rules for determining the amount of the SPP Benefit Transfer Credit under this Plan.
A-2    Background.
A-2.1    Transfer Credits. The Company has adopted and maintained several nonqualified supplemental pension plans to provide retirement income to a select group of highly compensated and key management employees in excess of the retirement income that can be provided under the Target Pension Plan on account of limitations imposed by the Code. Effective April 30, 2002, the Company began converting the accrued supplemental pension benefits of certain participants to credits under this Plan as adjusted annually to reflect changes in such benefits.
A-2.2    Cash Balance Formula. Effective January 1, 2003, the Target Pension Plan was amended to add a cash balance pension plan formula (referred to as the “personal pension account”). Depending on the date participation commences or an election was made, a Participant who has a benefit under the Target Pension Plan may have his or her accrued benefit under such plan based solely on the final average pay formula (the “traditional formula”), solely on the personal pension account, or a combination of the traditional formula (frozen as of December 31, 2002) and the personal pension account.
A-3    Definitions.
A-3.1    SPP I    “SPP I” means the Target Corporation SPP I.
A-3.2    SPP II    “SPP II” means the Target Corporation SPP II.
A-3.3    SPP III    “SPP III” means the Target Corporation SPP III.
A-4    SPP Benefit. Each Participant’s SPP Benefit is equal to the sum of the benefits under Section A-4.1, Section A-4.2 and Section A-4.3.
A-4.1    Traditional Formula Benefit. A Participant’s SPP Benefit is the excess, if any, of the monthly pension benefit under (a) over the monthly pension benefit under (b):
(a)    the monthly pension benefit the Participant would be entitled to under the Target     Pension Plan, based on the “traditional formula,” if such formula were applied
(i)    without regard to the maximum benefit limitation required by Code section 415;
(ii)    without regard to the maximum compensation limitation under Code section 401(a)(17);
A-1

(iii)    as if the definition of “certified earnings” under the Target Pension Plan for a plan year included compensation that would have been paid in the plan year in the absence of the Participant’s election to defer payment of the compensation to a later date pursuant to the provisions of a deferred compensation plan;
(iv)    without regard to the alternative benefit formula of Sections 4.6(a)(3) and 4.6(b)(2) of the Target Pension Plan.
(b)    The monthly pension benefit the Participant is entitled to receive under the Target Pension Plan on account of the “traditional formula.”
A-4.2    Personal Pension Account. A Participant’s SPP Benefit includes the excess, if any, of the amount determined under (a) over the amount determined under (b):
(a)    The amount that would have been credited each quarter (including both “pay credits” and “interest credits”) to the Participant’s “personal pension account” under the Target Pension Plan, if such account were applied:
(i)    without regard to the maximum benefit limitations required by Code section 415;
(ii)    without regard to the maximum compensation limitation under Code     section 401(a)(17);
(iii)    as if the definition of “certified earnings” under the Target Pension Plan for a calendar quarter included compensation that would have been paid during such calendar quarter in the absence of the Participant’s election to defer payment of the compensation to a later date pursuant to the provisions of a deferred compensation plan;
(iv)    as if a distribution had been made from such account equal to any SPP Benefit Transfer Credits made under Section 3.3.
(b)    The amount of the credits actually made to the Participant’s “personal pension account” under the Target Pension Plan.
A-4.3    SPP III. SPP III benefits, which could have been included in a Participant’s SPP Benefit before SPP III was terminated effective January 1, 2016, were reflected in prior Plan Statements.
A-4.4    Company Determination. The actuarial lump sum present value of a Participant’s benefit determined under this Appendix A will be determined by the Company, in its sole and absolute discretion, by using such factors and assumptions as the Company considers appropriate in its sole and absolute discretion as of the date of distribution or transfer.

A-2